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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Post-effective Amendment No. 1 to Form S-1 (the "Registration Statement") (Registration No. 333-117487) of our report dated March 18, 2005 (except for the last paragraph of Note 12, as to which the date is March 29, 2005,) relating to the consolidated financial statements of Artemis International Solutions Corporation as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/  SQUAR, MILNER, REEHL AND WILLIAMSON, LLP

Newport Beach, California
June 28, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM